SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): August 3, 2009

CATALYST HEALTH SOLUTIONS, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	0-31014	52-2181356
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

800 King Farm Boulevard Rockville, Maryland	20850
(Address of Principal Executive Offices)	(Zip Code)

(301) 548-2900

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02	Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On August 3, 2009, Catalyst Health Solutions, Inc. (the “Company”) entered into an employment agreement with Richard A. Bates who is joining the Company as an Executive Vice President, effective August 3, 2009.

Mr. Bates’ employment agreement was approved by the Compensation Committee, which is composed solely of independent directors, and ratified by the Board of Directors. Mr. Bates’ employment agreement provides for a 4-year term that will commence on the first day of his employment with us. There is no automatic extension of the employment agreement term and the employment agreement contains provisions involving termination of his employment, as well as provisions relating to a Change in Control of the Company.

Mr. Bates’ employment agreement provides for a base salary of $380,000. It also provides for target ranges for annual cash and stock incentive awards, with Mr. Bates’ annual cash incentive award target ranging from 0% to 150% of his base salary, with a 75% of base salary target, and his potential annual restricted stock incentive award ranging from 0 to 40,000 shares, with a target of 20,000 shares. In addition, the employment agreement provides for, among other things, participation by Mr. Bates in employee benefit plans and reimbursement of reasonable expenses incurred in advancing our business. Benefits provided include three weeks paid vacation per year and term life insurance equal to at least three times his base salary. In addition, pursuant to his employment agreement, Mr. Bates will receive a restricted stock grant covering 60,000 shares of our common stock. The grant will be subject to the terms of a restricted stock agreement and our equity plan, including a four year vesting schedule. The employment agreement provides that all of the restricted stock and unvested equity awards held by Mr. Bates at the time of a Change in Control will become immediately vested at the time of a Change in Control.

The employment agreement also provides Mr. Bates with certain payments and benefits upon termination of service, including a termination after a Change in Control. Upon a termination of employment without Cause or for Good Reason (including death or disability), Mr. Bates would be entitled to accelerated vesting of restricted stock and other unvested equity awards equal to the amount that would have vested over the twelve month period following termination and severance payments equal to two times base salary payable over the 12 month period following the termination date and Company paid healthcare benefits for a period of 12 months following termination date. In the event that a termination of employment without Cause or for Good Reason occurs within 12 months following a Change in Control, Mr. Bates would be entitled to the same severance payable in a lump sum, plus an additional lump sum severance payment equal to two times his targeted bonus. All of the severance payments and benefits are subject to a possible 280G cut back and the receipt of severance payments are subject to Mr. Bates signing a release. Also, payments may be delayed for 6 months due to Section 409A of the Internal Revenue Code.

Pursuant to the employment agreement, Mr. Bates is subject to certain restrictions, including a 12 month non-solicit of customers, 12 month non-solicit and no-hire of employees and a 12 month non-compete. However, if termination occurs within 12 months following a Change in Control, he will be subject to a 24 month non-compete. The employment agreement also provides for a non-disclosure of confidential information into perpetuity and also an invention assignment agreement.

The employment agreement provides entitlement to reasonable legal fees if a dispute arises within 12 months following a Change in Control regarding the payment of severance.

The foregoing description of the employment agreement is only a summary and is qualified in its entirety by reference to the employment agreement, a copy of which is attached hereto as Exhibit 10.1.

ITEM 9.01	Financial Statements and Exhibits.

10.1	Employment Agreement dated August 3, 2009 between Catalyst Health Solutions, Inc. and Richard A. Bates

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CATALYST HEALTH SOLUTIONS, INC.

Date: August 7, 2009	By:	/s/ Bruce F. Metge
	Name:	Bruce F. Metge
	Title:	General Counsel & Secretary

EXHIBIT INDEX

Exhibit No.	Description
10.1	Employment Agreement dated August 3, 2009 between Catalyst Health Solutions, Inc. and Richard A. Bates